Exhibit 5.1
SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP
22 BISHOPSGATE
LONDON EC2N 4BQ
________

TEL: (020) 7519-7000
FAX: (020) 7519-7070
www.skadden.com

    January 4, 2024

FREYR Battery, Inc.
6&8 East Court Square
Suite 300
Newnan, GA 30263
    Re:    FREYR Battery, Inc.
        Post-Effective Amendment No. 1 to Registration
        Statement on Form S-8

Ladies and Gentlemen:
We have acted as special United States counsel to FREYR Battery, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the registration statement on Form S-8 (File No. 333-261725) (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Post-Effective Amendment relates to the adoption by the Company of (i) the 2019 Incentive Stock Option Plan of FREYR AS (the “2019 Plan”), (ii) the 2021 Equity Incentive Plan, amended and restated as of May 10, 2023 (the “Amended and Restated 2021 Equity Incentive Plan”) and (iii) the employment agreement entered into on June 16, 2021 between FREYR AS and Tom Einar Jensen (the “Jensen Employment Agreement” and collectively with the 2019 Plan and the Amended and Restated 2021 Equity Incentive Plan, the “Plans”), respectively, pursuant to Rule 414 under the Securities Act as the successor registrant to FREYR Battery, a public limited liability company organized under the laws of Luxembourg, and the shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to such Plans (the “Shares”).

FREYR Battery, Inc.
January 4, 2024

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the Registration Statement;
(b)the Post-Effective Amendment;
(c)the Plans;
(d)an executed copy of a certificate, dated the date hereof, of Are L. Brautaset, Chief Legal Officer of the Company (the “Secretary’s Certificate”);
(e)copies of the Company’s (i) Certificate of Incorporation as in effect on August 31, 2023 and certified pursuant to the Secretary’s Certificate and (ii) Amended and Restated Certificate of Incorporation, as in effect from December 31, 2023, certified by the Secretary of State of the State of Delaware as of December 29, 2023 (the “Current Charter”), and certified pursuant to the Secretary’s Certificate;
(f)a copy of the Company’s (i) Bylaws as in effect on August 31, 2023 and certified pursuant to the Secretary’s Certificate and (ii) Amended and Restated Bylaws as in effect from December 31, 2023 and certified pursuant to the Secretary’s Certificate and as in effect as of the date hereof (the “Current Bylaws”);
(g)copies of certain resolutions of the Board of Directors of the Company, duly executed on December 19, 2023 and December 29, 2023, certified pursuant to the Secretary’s Certificate; and
(h)the forms of award agreements under the Plans.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the

FREYR Battery, Inc.
January 4, 2024

Company and others and of public officials, including the facts and conclusions set forth in the Secretary's Certificate.
In rendering the opinion stated herein, we have also assumed that (i) when issued in book-entry form, an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, and (iii) each award agreement under which Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonuses (each as defined in such Plans) are granted pursuant to each of the Plans will be consistent with the Plans, and the applicable form of award agreement and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Shares delivered pursuant to each of the Plans shall not be less than the per share par value of the Shares.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the eligible individuals in accordance with the terms and conditions of each of the Plans and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
In addition, in rendering the foregoing opinion we have assumed that the issuance of the Shares does not and will not constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make this assumption with respect to the Current Charter or Current Bylaws).

FREYR Battery, Inc.
January 4, 2024

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP